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                                                          Exhibit 23.2
             CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, 33- ______) and related Prospectus of One Valley Bancorp of West Virginia, Inc. and Subsidiaries for the registration of 422,370 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 1994, except for Note 1, as to which the date is November 30, 1994, with respect to the consolidated financial statements of One Valley Bancorp of West Virginia, Inc. and Subsidiaries included in its Current Report on Form 8-K dated January 10, 1995, filed with the Securities and Exchange Commission.


						/s/ Ernst & Young LLP






Charleston, WV
January 10, 1995